Exhibit 99.2

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of this statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock, par value $0.0001 per share, of Epizyme, Inc., a Delaware corporation, and to the filing of this agreement as an exhibit thereto. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of August 16, 2021.

HUTCHISON CHINA MEDITECH INVESTMENT LIMITED

By:	/s/ Christian Hogg
Name:	Christian Hogg
Title:	Authorized Signatory

HUTCHMED (CHINA) LIMITED

By:	/s/ Christian Hogg
Name:	Christian Hogg
Title:	Authorized Signatory